LIMITED PARTNERSHIP AGREEMENT
                                OF
                   WALDEN/GRUPE ELK GROVE, L.P.


     This Limited Partnership Agreement (this "Agreement") is executed as of February 27, 1998, by and between ELK GROVE-LAKESIDE APARTMENTS, L.P., a California limited partnership ("EGLALP"), as the sole general partner and WALDEN DEVELOPMENT CORPORATION, a Delaware corporation ("Walden"), as the sole limited partner.


                            ARTICLE 1.
                           DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings:

     "Acquisition Fee" means an amount equal to the greater of (a) $28,000 or (b) the product of (i) $100 and (ii) the number of units in the Project as shown by the final architectural drawings. The Acquisition Fee is payable in accordance with the provisions of Subsection 4.2(b).

     "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in the Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

     (a) The Capital Account will be increased by any amounts that the Partner is obligated to restore to the Partnership or is deemed obligated to restore under Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5).

     (b) The Capital Account will be decreased by the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), and
          (6) of the Regulations.

     This definition of Adjusted Capital Account Deficit and the application of the term in the manner provided in this Agreement are intended to comply with the provisions of
     Section 1.704-1(b)(2)(ii)(d) of the Regulations and will be interpreted consistently therewith.

     "Adjustment Period" means any period of time that begins on the Closing Date (in the case of the first Adjustment Period) or the day following the end of the immediately preceding Adjustment Period (with respect to each subsequent Adjustment Period) and ends on the first to occur of: (a) the last day of a Fiscal Year, (b) the day immediately preceding the date of the "liquidation" of a Partner's interest in the Partnership (within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations), or (c) the date on which the Partnership is terminated under Article 9.

     "Affiliate" (including the term "Affiliated") means, with respect to any Person, any other Person who is controlled by, under common control with, or in control of, the first Person. As used in this definition, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For purposes of this definition, any Person that owns, directly or indirectly, more than 10% of the issued and outstanding stock or other equity interests of another Person is deemed to control the other Person and any Person that is an executive officer, trustee, general partner, managing member or director of another Person is deemed to control the other Person.

     "Agreement" means this Limited Partnership Agreement, including the Exhibits attached hereto, as amended and in effect from time to time.

     "Ancillary Income" means an amount, determined as of the Purchase Price Computation Date, equal to the annualized Partnership net income from sources other than rental of apartment units, including garage or parking rents, revenue from telephone and cable systems, operation of vending machines, nonrefundable application fees, credit check and other miscellaneous fees, and forfeited security deposits, but not including security deposits which by their terms have not been forfeited to the Partnership.

     "Approval of" or "Approved by" a Partner or Partners means the written consent or approval of the matter in question in accordance with Section 7.12.

     "Bankrupt Partner" means any Partner with respect to which an event of the type described in Section 402(a)(4) or (5) of the Partnership Act has occurred, subject to the lapsing of any period of time therein specified.

     "Base Rate" has the meaning given that term in the Initial
     Loan Documents.

     "Bonus Project Value" means the value of the Project determined by applying a 9.25% cap rate to the Project's 1999 Net Income. For purposes of computing the Bonus Project Value, 1999 Net Income means (a) the annualized effective rents in place from Non-Defaulting Tenants as of the Purchase Price Computation Date (with market rental values as of the Purchase Price Computation Date being substituted for any leases expiring during the 90 day period following the Purchase Price Computation Date) using the greater of 95% occupancy or the actual occupancy rate for Qualifying Tenants, plus (b) Ancillary Income, less (c) the Purchase Price Expenses.

     "Bonus Purchase Price" means the sum of (a) the Investment
     Amount plus (b) the lesser of (i) the excess, if any, of the Bonus Project Value over $19,423,157 and (ii) $721,059.

     "Book Depreciation" means, for each Adjustment Period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to a Partnership asset for the Adjustment Period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the Adjustment Period, Book Depreciation with respect to that asset will be an amount that bears the same ratio to the beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction with respect to that asset for the Adjustment Period bears to the beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction with respect to that asset for the Adjustment Period is zero, Book Depreciation will be determined with reference to the beginning Book Value using any reasonable method approved by the Partners.

     "Book Gain" or "Book Loss" means the gain or loss recognized by the Partnership for book purposes in any Adjustment Period by reason of a disposition (as determined under Section 1001 of the Code) of all or part of the assets. The Book Gain and Book Loss will be computed by reference to the Book Value of the assets as of the date of the sale or other disposition, rather than by reference to the tax basis of the assets as of the date. If a Partnership asset is distributed to a Partner, the difference between the fair market value of the asset and its Book Value will be considered a Book Gain or a Book Loss.

     "Book Value" of the assets means, as of any particular date, the value at which the assets are properly reflected on the books of the Partnership, as of the date, in accordance with the provisions of Section 1.704-1(b) of the Regulations. The initial Book Values of the assets will be the gross fair market value of the assets (without reduction for indebtedness to which the assets may be subject) as determined by the General Partner. The Book Value will be adjusted for Book Depreciation with respect to the assets, rather than for the cost recovery deductions to which the Partnership is entitled for income tax purposes with respect to the assets.

     "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or the State of Texas shall not be regarded as a Business Day.

     "Capital Account" has the meaning given it in Section 3.4.

     "Capital Contribution" means the amount of cash or the fair market value of property of any nature (net of liabilities assumed or taken subject to by the Partnership) contributed by a Partner to the Partnership pursuant to the provisions of this Agreement.

     "Certificate" means, at any date, the Certificate of Limited
     Partnership of the Partnership filed with the Secretary of State of the State of Delaware under the Partnership Act, as amended or restated at such date.

     "Closing Date" means the date of this Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended, or from and after the date any successor statute becomes, by its terms, applicable to the Partnership, the successor statute, in each case as amended at such time by amendments that are, at that time, applicable to the Partnership. All references to sections of the Code include any corresponding provision or provisions of any such successor statute.

     "Company" means Walden Residential Properties, Inc., a
     Maryland corporation.

     "Completion Date" means the date on which each of the following two conditions are satisfied: (i) the final certificate of occupancy for the Project is issued and (ii) the General Partner certifies that the Project is free of all liens (other than those existing in connection with the Initial Loan) and provides the Limited Partner with documentation, in a form satisfactory to the Limited Partner, of customary lien releases.

     "Construction Contract" means that certain contract between the Partnership and Contractor in the form attached hereto as Exhibit D.

     "Construction Period" means the period commencing on the commencement of construction of the Project and ending upon issuance of the final certificate of occupancy for the Project.

     "Contractor" means Marchbrook Building Company, a California corporation.

     "Contractor Fee" means $455,851 which represents approximately three percent (3%) of the amount that is described in the "Total Direct Construction Costs" category of the Project Budget. The Contractor Fee is payable to Contractor in accordance with the terms and provisions of the Construction Contract.

     "Cost Overruns" means any amounts by which actual Total
     Project Costs exceed the amount of Total Project Costs that were included in the Project Budget.

     "Developer" means Marchbrook Building Company, a California corporation.

     "Development Fee" means $455,851 which represents approximately three percent (3%) of the amount that is described in the "Total Direct Construction Costs" category of the Project Budget. The Development Fee shall be earned by and payable to Developer in accordance with the provisions of Subsection 4.2(c).

     "Distributable Cash" of the Partnership means at any time all cash funds of the Partnership on hand at such time after payment of all Operating Expenses of the Partnership as of such time less such reserve(s) that the General Partner may, in its reasonable discretion, establish in order to provide for payment of outstanding and unpaid obligations of the Partnership or other purposes. Prior to the Purchase Settlement Date, Distributable Cash shall include the amount that could be drawn as "interest reserve or interest contingency" pursuant to the Initial Loan. On the Purchase Settlement Date, Distributable Cash shall include all amounts that would otherwise comprise Distributable Cash plus all amounts that could be drawn pursuant to the Initial Loan less an estimated amount equal to the normal prorations that the Partnership would be required to pay if it had sold the Project to an unrelated buyer on such date (the "Proration Reserve"). The General Partner shall be required to fund the Proration Reserve on the Purchase Settlement Date.

     "Distributable Land Equity Account" means an account to be maintained by the Partnership which will have a balance equal to $875,851 on the Closing Date and which will be decreased, but not below zero, by Excess Cost Overruns. If the Completion Date does not occur on or before the Final Date, the balance in the Distributable Land Equity Account will be reduced to zero.

     "Distribution Date" means, commencing with the calendar quarter beginning April 1, 2000, a date selected by the General Partner once each calendar quarter which date will be during the first 30 days of such calendar quarter.

     "Event of Withdrawal" means the occurrence, with respect to the General Partner, of any event described in Section 402(a) of the Partnership Act other than an event described in Subsection 402(a)(4) or (5) of the Partnership Act (unless the Limited Partner approves an event described in Subsection 402(a)(4) or (5) of the Partnership Act as being an Event of Withdrawal, in which case it will be an Event of Withdrawal); provided, however, that neither a Transfer nor the substitution of another Person as a Partner in respect all or any portion of the General Partner's Partnership Interest without violation of this Agreement will be an Event of Withdrawal and, to the extent the Partnership Act would otherwise require, each Partner hereby agrees to continue the business of the Partnership following any such event.

     "Excess Cost Overruns" means the amount by which Cost Overruns exceed the Development Fee.

     "Excess Operating Shortfall" means the amount by which Operating Expenses exceed the sum of (a) Distributable Cash, and (b) the balance in the Land Equity Account.

     "Excess Real Estate Taxes" means the amount, if any, by which
     (a) the real estate taxes for a twelve month taxable period calculated using the then current tax rates of the appropriate taxing authorities and based on the Bonus Project Value or the Target Project Value (as appropriate), exceed (b) $305,396.

     "Final Date" means December 10, 1999; provided, however, that if the aggregate period of Excusable Delays (as that term is defined in the Construction Contract) exceeds 224 days the Final Date shall be the date which follows December 10, 1999 by a number of days equal to such excess.

     "Fiscal Year" means the year commencing on January 1 of each year (or the Closing Date, with respect to 1998) and ending on the following December 31.

     "General Partner" means EGLALP or any other Person admitted under this Agreement in the capacity of a general partner in the Partnership, each for only so long as the Person remains as a general partner in accordance with this Agreement and the Partnership Act.

     "GP Computed Expenses" means the Operating Expenses for an entire year of operation computed by the General Partner based on various computations of the General Partner showing averages per unit for different expenses at various occupancy levels plus a replacement reserve of $200 per unit. The GP Computed Expenses shall include the then current real estate taxes for a twelve month taxable period calculated using the then current tax rates of the appropriate taxing authorities and based on the Bonus Project Value or the Target Project Value (as appropriate), the salaries and burden for the normal amount of personnel required to operate, pursuant to good real estate management practices, a project similar in size to the Project, a 3% management fee, and all other normal and customary operating expenses of a project similar in size to the Project and shall be determined pursuant to Subsection 7.8(h).

     "GP Loan" means a loan required to be made by the General Partner to the Partnership pursuant to Subsection 3.3(b) hereof. Each GP Loan shall: (a) bear no interest, (b) be repayable only from Distributable Cash other than proceeds of the Initial Loan, (c) be unsecured, and (d) be with recourse solely to the assets of the Partnership and no Partner will have any obligation or liability on account thereof.

     "GP Put Notice" has the meaning given it in Subsection 7.8(f).

     "GP Put Option" has the meaning given it in Subsection 7.8(f).

     "Gross Income" means, for each Adjustment Period, an amount equal to the Partnership's gross income as determined for federal income tax purposes for the Adjustment Period but computed with the adjustments in paragraphs (a) through (d) of the definition of Net Profit or Net Loss.

     "Guaranteed Cost Overruns" means the amount by which Cost
     Overruns exceed the sum of: (a) the Development Fee, and (b)
     $875,851.

     "Indemnifiable Costs" has the meaning given it in Section
     10.2.

     "Indemnified Affiliates" means, with respect to any Person, its owners and the officers, directors, partners, agents, employees, owners, and other Affiliates of such Person or any of its owners (other than the Partnership).

     "Indemnified Person" means any Person who is within the category of Persons entitled to indemnification in accordance with this Agreement (assuming the prerequisites for indemnification are satisfied).

     "Initial Lender" means BankBoston, N.A., the lender of the Initial Loan.

     "Initial Loan" means the $19,423,157 loan contemplated by the Construction Loan Agreement, dated as of February 27, 1998 among the Partnership, the Initial Lender, individually and as agent, and various other financial institutions now or thereafter parties thereto.

     "Initial Loan Documents" means the loan documents described on Exhibit E.

     "Investment Amount" means the amount that would be distributable to the General Partner on the Purchase
     Settlement Date pursuant to Section 4.1, assuming that Section
     4.1 contained no time restrictions.

     "Land" means the real property more particularly described on Exhibit B,

     "Land Equity Account" means an account to be maintained by the Partnership which will have a balance equal to $875,851 on the Closing Date and which will be decreased, but not below zero, by Excess Cost Overruns and Operating Shortfalls.

     "Leasing Commencement Date" means the date on which leasing commences for the Project or any part thereof.

     "Limited Partner" means Walden or any other Person admitted under this Agreement in the capacity of a limited partner in the Partnership, each for only so long as the Person remains as a limited partner in accordance with this Agreement and the Partnership Act.

     "Liquidating Manager" means the General Partner(s) who did not wrongfully dissolve the Partnership who remain after the Partnership is dissolved, if it is not properly reconstituted, or, in the absence of any such remaining General Partner, the Person or Persons selected to effect the liquidation of the Partnership by the Limited Partner or, in both the absence of any such remaining General Partner and the failure of the Limited Partner to select a Liquidating Manager within the period of time during which the Partnership may be properly reconstituted following its dissolution, the Person or Persons appointed by a court of competent jurisdiction pursuant to
     Section 803(a) of the Partnership Act.

     "LP Call Notice" has the meaning given it in Subsection
     7.8(g).

     "LP Call Option" has the meaning given it in Subsection
     7.8(g).

     "LP Loan" means a loan made by the Limited Partner to the Partnership pursuant to Section 3.8 hereof. Unless otherwise agreed by the Limited Partner and approved by the General Partner, each such loan shall (a) bear interest at the Base Rate plus 2% from the date the loan is made until the date of payment, but in no event more than the maximum rate permitted by applicable law, (b) require interest and principal to be payable in a single installment on demand and, if no demand is made, one year after the date of such advance, (c) be unsecured, and (d) be with recourse solely to the assets of the Partnership and no Partner will have any obligation or liability on account thereof.

     "LP Put/Call Closing Notice" means a notice from the Limited
     Partner or its designee to the General Partner designating the Purchase Settlement Date.

     "Management Agreement" has the meaning given it in Section
     7.9.

     "Manager" means Franklin Landings Management Company, a
     California corporation.

     "Net Profit" or "Net Loss" means, for each Adjustment Period, the Partnership's taxable income or taxable loss for the Adjustment Period, as determined under Section 703(a) of the Code, and Section 1.703-1 of the Regulations (and for this purpose all items of income, gain, loss, or deduction required to be stated separately under Section 703(a)(1) of the Code will be included in taxable income or taxable loss), but with the following adjustments:

     (a)  Any tax-exempt income, as described in
          Section 705(a)(1)(B) of the Code, realized by the Partnership during the Adjustment Period will be taken into account in computing the taxable income or taxable loss as if it were taxable income.

     (b) Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code for the Adjustment Period, including any items treated under Section 1.704-1(b)(2)(iv)(i) of the Regulations as items described in Section 705(a)(2)(B) of the Code, will be taken into account in computing the taxable income or taxable loss as if they were deductible items.

     (c) Book Depreciation for the Adjustment Period will be taken into account in computing the taxable income or taxable loss in lieu of any amortization, depreciation, or cost recovery deduction to which the Partnership is entitled for the Adjustment Period with respect to Partnership assets.

     (d) Any Book Loss or Book Gain recognized by the Partnership during the Adjustment Period by reason of a sale or other disposition of all or part of the assets will be taken into account in computing the taxable income or taxable loss in lieu of any tax gain or tax loss recognized by the Partnership during any Adjustment Period by reason of the sale or other disposition.

     (e) Any item of income, gain, loss, or deduction required to be allocated to the Partners under Sections 5.4, 5.5, and
          5.6 will not be taken into account in computing the taxable income or taxable loss.

     If the Partnership's taxable income or taxable loss for the Adjustment Period, as adjusted in the manner provided in paragraphs (a) through (e) above, is a positive amount, the amount will be the Partnership's Net Profit for the Adjustment Period; and if negative, the amount will be the Partnership's Net Loss for the Adjustment Period.

     "Non-Defaulting Tenant" means a Qualifying Tenant whose financial obligations to the Partnership are not more than 2 weeks delinquent.

     "Operating Budget" means the operating budget prepared by the General Partner and Approved by the Limited Partner.

     "Operating Expenses" means all ordinary and necessary costs, expenses, or charges with respect to the ownership, improvement, operation, maintenance, and upkeep of Partnership assets, including, without limitation, administrative expenses, ad valorem taxes, advertising and promotional expenses, insurance expenses, management fees, repair and maintenance expenses, reserves, utilities, and debt service, including principal and interest payable in respect of the Initial Loan and other Partnership indebtedness (other than GP Loans). Operating Expenses do not include (a) items to be expended after the end of the Construction Period which are included in Total Project Costs, (b) any sums necessary to pay any loan when the same matures (even if matured through acceleration upon default), or (c) non-cash items such as depreciation.

     "Operating Shortfall" means as of the last day of any calendar month ending after the Closing Date the amount, if any, by which unpaid Operating Expenses for such calendar month exceed the Distributable Cash on the last day of such calendar month.

     "Partner" means the General Partner or the Limited Partner and "Partners" means, collectively, the General Partner and the Limited Partner. If a Partner Transfers its Partnership Interest, that Partner will remain a Partner in respect of the Partnership Interest until another Person is admitted as a Partner in respect of the Partnership Interest in accordance with this Agreement and the Partnership Act, if ever.

     "Partner Nonrecourse Debt" means any nonrecourse debt of the Partnership for which any Partner bears the economic risk of loss as determined under Sections 1.704-2(b)(4) and 1.752-2 of the Regulations.

     "Partner Nonrecourse Debt Minimum Gain" means the minimum gain attributable to Partner Nonrecourse Debt as determined under Regulations Section 1.704-2(i)(3).

     "Partner Nonrecourse Deductions" means any loss, deduction, or Code Section 705(a)(2)(B) expenditure, or item thereof, that is attributable to a Partner Nonrecourse Debt as determined under Regulations Section 1.704-2(i)(2).

     "Partnership" means the limited partnership formed pursuant to this Agreement.

     "Partnership Act" means the Delaware Revised Uniform Limited Partnership Act or, from and after the date any successor statute becomes, by its terms, applicable to the Partnership, the successor statute, in each case as amended at the time by amendments that are, at that time, applicable to the Partnership (to the extent the provisions of the Partnership Act are not modified by the Certificate or this Agreement). All references to sections of the Partnership Act include any corresponding provision or provisions of any such successor statute.

     "Partnership Interest" means the ownership interest in the Partnership held by a Partner, representing a fractional part of the Partnership Interests of all Partners, and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, including a Partner's share of the profits and losses of the Partnership and the right to receive distributions of the Partnership's assets, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

     "Partnership Minimum Gain" means the amount computed under Regulations Section 1.704-2(d).

     "Partnership Nonrecourse Deductions" means any loss, deduction, or Code Section 705(a)(2)(B) expenditure, or item thereof, that is attributable to nonrecourse liabilities of the Partnership as defined in Regulations Section
     1.752-1(a)(2).

     "Person" means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, trust, estate, custodian, trustee, executor, administrator, nominee, representative, unincorporated organization, sole proprietorship, trust, employee benefit plan, tribunal, governmental entity, department, or agency, or other entity.

     "Plans" means the plans and specifications described in Exhibit C hereto, as amended as permitted by this Agreement.

     "Project" means the Land, together with all buildings, structures, garages, open parking areas, and other improvements thereon, all fixtures installed on or in such real property or such improvements, all materials, supplies, equipment, and other items installed on or in such real property or such improvements, and all rights, titles, and interests appurtenant thereto.

     "Project Budget" means the budget of the Total Project Costs shown on Exhibit F hereto, as the same may be amended as permitted by this Agreement.

     "Purchase Price Computation Date" means (a) the date specified by the General Partner in the GP Put Notice, or (b) the date specified by the Limited Partner in the LP Call Notice.

     "Purchase Price Expenses" means the greater of (a) the sum of
     (i) $936,577, and (ii) the Excess Real Estate Taxes, or (b) the GP Computed Expenses.

     "Purchase Settlement Closing" means the Transfer of the General Partner's Partnership Interest pursuant to Subsection 7.8(f) or Subsection 7.8(g) which shall occur on the Purchase Settlement Date.

     "Purchase Settlement Date" means the later of (a) the date specified by the Limited Partner in the LP Put/Call Closing Notice, provided, however, that if the General Partner exercises the GP Put Option, the Limited Partner must specify a date on or before January 14, 2000. and (b) the date on which all of the procedures and actions described in Subsection 7.8(h)(i) - (vi) have occurred.

     "Qualifying Tenant" has the meaning given it in the Management
     Agreement.

     "Regulations" means the income tax regulations promulgated under the Code and effective as of the date of this Agreement, and any future amendments to the regulations and any corresponding provisions of succeeding regulations that are mandatory. The term will also be deemed to include any future amendments or succeeding regulations that call for an election by the Partnership as to the application of the amendment or succeeding regulation to the Partnership if the Tax Matters Partner so elects, on behalf of the Partnership, which the Tax Matters Partner may do only after determining that any such amendments and succeeding regulations do not adversely affect the economic interests of the Partners hereunder.

     "REIT" means a "real estate investment trust" under Section
     856 of the Code.

     "Section" means a section of this Agreement, unless the text indicates otherwise.

     "Sharing Ratio" means 51% in the case of the General Partner and 49% in the case of the Limited Partner.

     "Subsection" means a subsection of this Agreement, unless the text indicates otherwise.

     "Target Project Value" means the value of the Project determined by applying a 9.15% cap rate to the Project's 1999 Net Income. For purposes of computing the Target Project Value, 1999 Net Income means the difference between (a) the annualized effective rents in place from Non-Defaulting Tenants as of Purchase Price Computation Date (without market rental values being substituted for any leases expiring during the 90 day period following the Purchase Price Computation
     Date) using the greater of 95% occupancy or the actual occupancy rate for Qualifying Tenants, plus (b) Ancillary Income, less (c) the Purchase Price Expenses.

     "Target Purchase Price" means the sum of (a) the Investment
     Amount plus (b) lesser of (i) the excess, if any, of the Target Project Value over $19,423,157 and (ii) $516,059.

     "Tax Matters Partner" has the meaning given to it in Section
     6.3.

     "Total Interest Cost" means accrued interest on the Initial
     Loan from the first date amounts are outstanding under such loan to the end of the Construction Period.

     "Total Project Cost" means the sum of (a) $1,680,000, and (b) the total cost to the Partnership of designing, developing, financing, constructing, and leasing the Project. Total Project Cost shall include, without limitation, the Contractor Fee, the Developer Fee, and all costs within the categories set forth in the Project Budget (excluding the categories described as "Interest Reserve" and "Interest Contingency" which are included in Total Interest Cost).

     "Transfer" means (a) any sale, encumbrance, gift, donation, assignment, pledge, hypothecation, mortgage, exchange, or other disposition of any Partnership Interest or any interest therein, in each case whether voluntary or involuntary, including any Transfer by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment; or
     (b) the act of making any of the foregoing.

1.2 Other Definitions. Certain other terms are defined elsewhere herein and have the meanings so given them.

1.3 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Exhibits are to Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes. All references in this Agreement to "dollars" or "$" means United States of America dollars. The term "including" and variations of the term mean including without limitation and without duplication.

1.4 Interest Calculations. Any interest or amounts like interest that are to be calculated under this Agreement shall be computed on the daily outstanding balance of the amount on which interest or amounts like interest accrue hereunder. The calculation of interest and amounts like interest under this Agreement shall be made monthly and shall be computed on the basis of a fraction, the denominator of which is 360 and the numerator of which is the actual number of days in the period for which interest or amounts like interest are being calculated.

                            ARTICLE 2.

                        GENERAL PROVISIONS

2.1 Formation. EGLALP and Walden hereby form, effective as of the date indicated in Section 2.8, the Partnership pursuant to the Partnership Act.

2.2 Name of Partnership. The name of the Partnership is "Walden/Grupe Elk Grove, L.P." and all Partnership business must be conducted in that name or such other name or names that comply with applicable law as the General Partner may select from time to time.

2.3 Name and Address of Partners. The name and address of each initial Partner of the Partnership are set forth on Exhibit A. Each such Person is admitted to the Partnership as a general partner or limited partner, as the case may be, at the time the Partnership's existence begins under Section 2.8. The name and address of each Person who later becomes a Partner will be as set forth in the records of the Partnership and Exhibit A will be deemed amended appropriately. The records of the Partnership will be prima facie evidence of the status of any Person as a Partner.

2.4 Registered Office and Registered Agent. The General Partner will use commercially reasonable efforts to ensure that the Partnership complies with applicable provisions of the Partnership Act regarding the maintenance of a registered office and registered agent in the State of Delaware. The initial registered office and registered agent of the Partnership in the State of Delaware will be as set forth in the Certificate. From time to time, the General Partner may change the Partnership's registered office and registered agent in the State of Delaware or either in the manner provided in the Partnership Act.

2.5 Principal Office and Other Offices. The Partnership's principal place of business will be initially located at 3255 West March Lane, Stockton, California 95219. The General Partner may change the principal office of the Partnership at any time and from time to time by notice to the Limited Partner. The Partnership may also establish such additional places of business as the General Partner may determine to be appropriate.

2.6 Purpose. The purpose of the Partnership shall be (a) to acquire, own, hold, develop, construct, improve, renovate, rehabilitate, refurbish, maintain, lease, operate, finance, refinance, sell, dispose of, and otherwise deal with the Project and (b) to engage in such other businesses and activities as the Partners approve; provided, however, that upon receiving specific written instructions from the Limited Partner, the General Partner will use its reasonable efforts to cause the Partnership's business and any activities conducted in connection therewith to be limited and conducted in such a manner as to permit the Company at all times to be classified as a REIT unless the Company ceases to qualify as a REIT for reasons other than the conduct of the business of the Partnership.

2.7 Powers. The Partnership shall be empowered to do any and all acts necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership; provided, however, that the Partnership shall not take, and shall refrain from taking, any action which was described in a written notice from the Limited Partner to the other Partners as being an action that, in the judgment of the Limited Partner, in its sole and absolute discretion (a) could adversely affect the ability of the Company to continue to qualify as a REIT, (b) could subject the Company to any taxes under Section 857 or Section 4981 of the Code, or (c) could violate any law or regulation of any governmental body or agency having jurisdiction over the Company or its securities, unless such action (or inaction) shall have been specifically consented to by the Company in writing.

2.8 Governmental Certificates. Prior to commencing any activities in any jurisdiction other than the State of Delaware, the Partners will execute and acknowledge, and the Partnership will promptly file or record with the proper offices in such jurisdiction, such certificates as are required or permitted by any partnership or fictitious name act or similar statute in effect in such jurisdiction or political subdivision. The Partners will further execute and acknowledge, and the Partnership will promptly file or record as aforesaid, such amended certificates or additional certificates as may from time to time be required by the statutes to permit the continued existence and operation of the Partnership.

2.9 Term. The term of the Partnership did or will commence on the date on which the Certificate was or is filed in the office of the Secretary of State of the State of Delaware and will continue until it terminates in accordance with Article 9 following dissolution.

2.10 Mergers and Exchanges. The Partnership may adopt and effect a plan of merger and may adopt and effect a plan of exchange if the action is approved by all Partners.

                            ARTICLE 3.

               CAPITAL CONTRIBUTIONS; PARTNER LOANS

3.1 Initial Capital Contributions. On the Closing Date, the General Partner will make a Capital Contribution of $455,851 in cash and hereby contributes (and agrees to execute such further assignments and other documents and to make physical delivery and to take such further acts as may be necessary to fully evidence and effect such contribution) to the Partnership all of its interest in the Land, Plans, studies, commitments, leases, letters of intent, construction contracts, construction in progress, and other contracts, assets, rights, and properties relating to the acquisition, ownership, and development of the Project. The Partners agree that the General Partner shall be treated as making an initial Capital Contribution of $875,851 and shall receive a credit to its Capital Account in the same amount. The Limited Partner shall not be required to make an initial Capital Contribution to the Partnership.

3.2 Additional Capital Contributions. The Partners may make additional Capital Contributions to the Partnership from time to time but shall be obligated to do so only if, when, and to the extent they agree in writing to do so.

3.3  Additional Obligations of General Partner.

     (a) If Guaranteed Cost Overruns occur, the General Partner shall pay to the Partnership in cash any amount required to satisfy the Partnership's obligations in connection with such Guaranteed Cost Overruns. Any amount paid by the General Partner pursuant to this Subsection 3.3(a) shall not be considered a Capital Contribution or a loan to the Partnership.

     (b) If at any time there is an Excess Operating Shortfall, the General Partner shall make a GP Loan to the Partnership in an amount equal to the Excess Operating
          Shortfall. On the Purchase Settlement Date, the General Partner shall make a Capital Contribution to the Partnership of all outstanding GP Loans.

3.4  Capital Accounts.  A separate capital account (a "Capital
     Account") shall be established and maintained for each Partner in accordance with Section 1.704-2(b)(2)(iv) of the Regulations.

3.5 No Other Capital Contributions Required. Except as set forth in this Article 3, no Partner is required to make any Capital Contribution to the Partnership.

3.6 Return of Contributions. Except as otherwise expressly set forth in this Agreement, a Partner is not entitled to the return of any part of its Capital Contributions to the Partnership or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution to the Partnership is not a liability of the Partnership or of any Partner.

3.7 No Duty to Restore Negative Capital Account. A Partner is not required to contribute or lend any cash or property to the Partnership to enable the Partnership to return any other Partner's Capital Contributions or to make any distribution to any other Partner, even if the first Partner has a deficit balance in its Capital Account.

3.8  Loans by Partners.  No Partner has or will have any obligation
     to loan any funds to the Partnership.    However, Walden, so
     long as it is a Limited Partner, may make LP Loans to the Partnership. Not all Partners must be given the opportunity to make an LP Loan. An LP Loan constitutes a loan to the Partnership and is not a Capital Contribution.

3.9 Project Financing. Walden shall obtain the Initial Loan and the Company, Walden/Drever Operating Partnership, L.P. and The Grupe Company shall act as guarantors of the Initial loan.
     The principal amount of the Initial Loan shall be at least $19,423,157, the loan fee due to the Initial Lender shall not exceed 1% of the principal amount of the Initial Loan, the Initial Loan shall have a term of three years, and the Initial Loan shall accrue interest in accordance with the Construction Loan Agreement referenced on Exhibit E. The Partnership shall, upon the formation and commencement of the Partnership, enter into the Initial Loan Documents. The Partners hereby authorize: (a) the Partnership to obtain the Initial Loan pursuant to the Initial Loan Documents, and (b) the General Partner to execute and deliver, on behalf of the Partnership, the Initial Loan Documents. The Partnership shall borrow the Initial Loan on the terms and conditions contained in the Initial Loan Documents. The Initial Loan shall be used to pay Total Project Costs and Total Interest Cost or for any other permissible purpose mutually agreed to by the Partners. Notwithstanding the foregoing, nothing in this Agreement shall be construed as superseding, modifying or otherwise affecting the terms and provisions of the Initial Loan Documents. To the extent that any provision of this Agreement is in conflict with any provision of any Initial Loan Document, such provision of the Initial Loan Documents shall control.

3.10 Guarantee. The Grupe Company guarantees to the Partnership and the Limited Partner, the General Partner's obligation to make payments pursuant to Section 3.3 hereof. In addition, if the General Partner, in its capacity as General Partner, commits fraud, criminal conduct, willful misconduct or gross negligence, The Grupe Company guarantees to the Partnership and the Limited Partner, the General Partner's payment of damages to the Partnership as a result of such described acts. Any amount paid by the Grupe Company pursuant to this Section
     3.10 shall not be considered a Capital Contribution or a loan to the Partnership.

                            ARTICLE 4.

                          DISTRIBUTIONS

4.1 Distributions of Distributable Cash. Until the earlier of the day immediately following the Purchase Settlement Date or April 1, 2000, Distributable Cash shall be retained and held in reserve for payment of Operating Expenses and Total Interest Cost. On the day immediately following the Purchase Settlement Date and on each Distribution Date following March 31, 2000, Distributable Cash shall be applied by the Partnership and distributed to the Partners in accordance with the following priorities (subject to any requirements of applicable law with respect to the priority of creditors of the Partnership, if any):

     (a) First, to the Limited Partner in an amount equal to the outstanding balance of all LP Loans applied first to outstanding interest and then to outstanding principal;

     (b) Second, to the General Partner in an amount equal to the outstanding balance of all GP Loans;

     (c) Third, to the General Partner in an amount equal to the balance, if any, in the Distributable Land Equity
          Account; and

     (d) Fourth, the balance, if any, to the Partners pro rata in accordance with their Sharing Ratios.

4.2  Special Payments.

     (a)  Contractor Fee.  The Contractor Fee shall be payable to
          Contractor in accordance with the terms and provisions of the Construction Contract.

     (b) Acquisition Fee. The Acquisition Fee shall be payable to the Company as follows: (i) $14,000 on the Closing Date and (ii) the balance upon the Partnership's receipt of an invoice or other statement calculating the proper amount of such fee.

     (c) Development Fee. In connection with the Developer's agreement to perform the services necessary to develop the Project and if the Completion Date occurs on or prior to the Final Date, the Partnership shall pay to the Developer an amount equal to the excess, if any, of the Development Fee over the aggregate amount of Cost Overruns. The amount due pursuant to this Subsection 4.2(c) is to be paid in cash on the Completion Date.

                            ARTICLE 5.

                           ALLOCATIONS

5.1  Allocation of Net Profit.  After applying the provisions of
     Section 5.4 and except as otherwise provided in Section 9.9, Net Profit for any Adjustment Period will be allocated in the following order and priority:

     (a) first, if the aggregate amount of Net Loss previously allocated to any Partner exceeds the aggregate amount of Net Profit previously allocated to such Partner (for the current and all previous Adjustment Periods), then to such Partner, or among such Partners, so as to reverse the effect of the prior allocation of Net Loss in the following order and priority:

          (i) first, to the extent Net Loss was allocated to the General Partner pursuant to Subsection 5.2(d) for any prior Adjustment Period, Net Profit shall be allocated to the General Partner to the extent of such previously allocated Net Loss;

          (ii) second, to the extent Net Loss was allocated to any Partner(s) pursuant to Subsection 5.2(c) for any prior Adjustment Period, Net Profit shall be allocated to Partner(s) to the extent of such previously allocated Net Loss (among the Partner(s) in proportion to their respective shares of Net Loss being offset);

          (iii) third, to the extent Net Loss was allocated to the General Partner pursuant to Subsection 5.2(b) for any prior Adjustment Period, Net Profit shall be allocated to the General Partner to the extent of such previously allocated Net Loss;

     (b)  second, to the Partners in accordance with their Sharing
          Ratios.

5.2  Allocation of Net Loss.  After applying the provisions of
     Section 5.4 and except as otherwise provided in Section 9.9, Net Loss for any Adjustment Period will be allocated in the following order and priority:

     (a) first, to the extent Net Profit has been allocated pursuant to Section 5.1(b) for prior Adjustment Periods, Net Loss shall be allocated to offset such previously allocated Net Profit (among the Partner(s) in proportion to their respective shares of the Net Profit being offset);

     (b) second, if the General Partner's Land Equity Account (computed as of the close of the Adjustment Period) exceeds the cumulative amount previously allocated to the General Partner under this Subsection 5.2(b), then to the General Partner to the extent of the excess;

     (c) third, to the Partners in proportion to and to the extent of their respective positive Capital Account balances until the Capital Account balance of each such Partner is reduced to zero; and

     (d)  fourth, to the General Partner.

5.3 Limitation on Allocation of Net Loss. Notwithstanding the provisions of Section 5.2, if the amount of Net Loss for any Adjustment Period that would otherwise be allocated to a Limited Partner under Section 5.2 would cause or increase an Adjusted Capital Account Deficit of the Limited Partner as of the last day of the Fiscal Year, then a proportionate part of the Net Loss equal to the excess will be allocated to the General Partner, and the remainder of the Net Loss, if any, will be allocated to the Limited Partner.

5.4 Special Allocations. The following special allocations will be made in the following order before allocations of Net
     Profit or Net Loss are made:

     (a) Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement to the contrary, if in any Adjustment Period there is a net decrease in Partnership Minimum Gain, then each Partner shall first be allocated items of Gross Income for the Adjustment Period (and, if necessary, subsequent Adjustment Periods) in an amount equal to the portion of the Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g), that is attributable to the disposition of Partnership property subject to one or more nonrecourse liabilities of the Partnership that are not Partner Nonrecourse Debts; provided, however, if there is insufficient Gross Income in an Adjustment Period to make the above allocation for all Partners for the Adjustment Period, the Gross Income will be allocated among the Partners in proportion to the respective amounts they would have been allocated had there been an unlimited amount of Gross Income for the Adjustment Period.

     (b) Minimum Gain Chargeback for Partner Nonrecourse Debt. Notwithstanding any other provision of this Agreement to the contrary other than Subsection 5.4(a), if in any Adjustment Period there is a net decrease in Partner Nonrecourse Debt Minimum Gain, then each Partner shall first be allocated items of Gross Income for the Adjustment Period (and, if necessary, subsequent Adjustment Periods) in an amount equal to the portion of the Partner's share of the net decrease in the Minimum Gain during the Adjustment Period (as determined in accordance with Regulations Section 1.704-2(i)) attributable to the disposition of Partnership property subject to one or more Partner Nonrecourse Debts; provided, however, if there is insufficient Gross Income in an Adjustment Period to make the above allocation for all Partners for the year, the Gross Income will be allocated among the Partners in proportion to the respective amounts they would have been allocated had there been an unlimited amount of Gross Income for the Adjustment Period.

     (c) Qualified Income Offset. After application of Subsections 5.4(a) and 5.4(b), if in any taxable year a Limited Partner unexpectedly receives any adjustment, allocation, or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) and if the
          Limited Partner has an Adjusted Capital Account Deficit as of the first day of the taxable year, items of Gross Income will be allocated to the Limited Partner in the amount and in the manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible; provided, however, that an allocation under this Subsection 5.4(c) will be made only if and to the extent that the Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 5 have been tentatively made as if this Subsection 5.4(c) were not in this Agreement.

     (d) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any Adjustment Period or other period will be allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which the Partner Nonrecourse Deductions are attributable.

5.5 Curative Allocations. In the event that any Gross Income, Net Profit (or items thereof), Net Loss (or items thereof) or deductions are allocated under Sections 5.3 or 5.4 subsequent Gross Income, Net Profit (or items thereof), or Net Loss (or items thereof) will first be allocated (subject to Sections 5.3 and 5.4) to the Partners in a manner that will result in each Partner having a Capital Account balance equal to that which would have resulted if the original allocation of Gross Income, Net Profit (or items thereof), Net Loss (or items thereof) or deductions under Sections 5.3 or 5.4 had not occurred; provided, however, no allocations under this
     Section 5.5 that are intended to offset allocations under Subsection 5.4(a) or 5.4(b) will be made prior to the taxable year during which there is a net decrease in Partner Nonrecourse Debt Minimum Gain or Partnership Minimum Gain, and then only to the extent necessary to avoid any potential economic distortions caused by the net decrease in Partner Nonrecourse Debt Minimum Gain or Partnership Minimum Gain, and no such allocation under this Section 5.5 will be made to the extent that the General Partner reasonably determines that it is likely to duplicate a subsequent mandatory allocation under Subsection 5.4(a) or 5.4(b).

5.6 Tax Allocations - Code Section 704(c). In accordance with Code Section 704(c) and the related Regulations, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership, solely for tax purposes, will be allocated among the Partners so as to take account of any variation between the adjusted basis to the Partnership of the property for federal income tax purposes and the Book Value of the property. The Partnership shall use the "remedial allocation method" described in Section 1.704-3(d) of the Regulations with respect to all property contributed to the capital of the Partnership in connection with the formation of the Partnership. Any other elections or other decisions relating to allocations under this Section 5.6 will be made by the General Partner with the consent of the Limited Partner. Allocations under this Section 5.6 are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Net Profit, Net Loss or other items or distributions under any provision of this Agreement.

5.7  Other Allocation Rules.

     (a) For purposes of determining the Net Profit, Net Loss, or any other item allocable to any period, Net Profit, Net Loss, and any such other item will be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under
          Section 706 of the Code and the Regulations thereunder.

     (b) If any Partnership Interest is Transferred, or the Sharing Ratios are increased or decreased by reason of the admission of a new Partner or otherwise, during any Adjustment Period, each item of Net Profit or Net Loss and other Partnership profit and loss for such Adjustment Period shall be assigned pro rata to each day in the particular period of such Adjustment Period to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day shall be allocated among the Partners based upon their respective interests in the Partnership at the close of such day. For the purpose of accounting convenience and simplicity, the Partnership shall treat a Transfer of, or an increase or decrease in, a Partnership Interest or an increase or decrease in a Partner's Sharing Ratios which occurs at any time during a semi-monthly period as having been consummated on the first day of such semi-monthly period, regardless of when during such semi-monthly period such Transfer, increase or decrease actually occurs (i.e., Transfers or increases or decreases made during the first 15 days of any month will be deemed to have been made on the first day of the month and Transfers or increases or decreases thereafter will be deemed to have been made on the 16th day of the month).

                            ARTICLE 6.

                    OTHER FINANCIAL MATTERS

6.1 Compensation of General Partner; Reimbursement of General Partner. The General Partner shall not be entitled to any compensation for services rendered as General Partner. However, the General Partner shall be reimbursed promptly by the Partnership for costs and expenses reasonably incurred by it in connection with the performance of its duties to the Partnership, but only to the extent anticipated in the Project Budget or Operating Budget or otherwise as Approved by the Limited Partner.

6.2  Books, Records, Accounting and Reports.

     (a) Records and Accounting. The General Partner shall keep or cause to be kept appropriate books and records with respect to the Partnership's business at the principal office of the Partnership or such other office as the General Partner may designate for that purpose. The books of the Partnership shall be maintained for financial reporting purposes on the cash or accrual basis, in accordance with generally accepted accounting principles and applicable law. Any Partners shall have the right to inspect and copy the books and records of the Partnership at its discretion and at the expense of the Partnership.

     (b) Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

     (c)  Reports.

          (i) Annual Reports. By no later than March 31 of the following year, the General Partner shall cause to be delivered to the Limited Partner reports containing unaudited financial statements of the Partnership for the fiscal year just concluded, presented on a cash basis, including a balance sheet and a statement of income and cash flow. The Limited Partner shall have the right, at its expense, to require an audit of the Partnership's financial statements for any fiscal year.

          (ii) Quarterly Reports. Within 30 days after the expiration of the respective quarter, the General Partner shall cause to be delivered to the Limited Partner a report containing unaudited financial statements of the Partnership for such just concluded quarter consisting of at least a balance sheet and cash flow statement.

          (iii) Monthly Reports. Beginning with the Leasing Commencement Date, within 30 days after the end of each calendar month, the General Partner shall cause to be delivered to the Limited Partner a rent roll and an operating statement for the Project.

          (iv) Initial Lender Reports. The General Partner shall promptly provide the Limited Partner with copies of all draw requests and all other material correspondence, notices and other written communication to or from the Initial Lender. On or before five days prior to each due date thereof, the General Partner shall provide the Limited Partner, via facsimile, with written evidence of the payment of all amounts due on the Initial Loan.

6.3  Tax Matters.

     (a) Preparation of Tax Returns. The General Partner shall arrange for the preparation of all returns of Partnership income, gain, loss, deduction, credit, and other items necessary for federal, state, and local income tax purposes and shall cause the same to be filed in a timely manner. The General Partner shall furnish to the Limited Partner a copy of each such return, together with any tax information reasonably required for federal and state income tax reporting purposes. If required, within 60 days after the end of each fiscal quarter of the Partnership, the General Partner shall furnish to the Partners the tax information reasonably required for the Partners to determine quarterly tax estimate payments.

     (b) Tax Elections. The General Partner shall determine whether to make any available tax election.

     (c) Tax Controversies. Subject to the provisions hereof, the General Partner is designated the Tax Matters Partner (as defined in Section 6231 of the Code) and is authorized and required to represent the Partnership, at the Partnership's expense, in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith.
          The General Partner shall deliver to the Limited Partner, within ten Business Days following receipt thereof, a copy of any notice or other communication with respect to the Partnership received by the General Partner from the Internal Revenue Service (or other governmental tax authority), and if requested by any Limited Partner, shall provide to counsel designated by such Limited Partner a copy of any submission to be made to the Internal Revenue Service (or other governmental tax authority) or any court with respect to any administrative or judicial proceeding involving the Partnership prior to the submission thereof to the Internal Revenue Service (or other governmental tax authority) or the court, as the case may be, and shall direct counsel for the Partnership to confer with counsel of such Limited Partner and to consider in good faith all comments or suggestions of counsel for such Limited Partner. The Limited Partner agrees to cooperate with the General Partner in connection with such proceedings.

     (d) Organizational Expenses. The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a 60-month period as provided in Section 709 of the Code.

     (e) Taxation as a Partnership. No election shall be made by the Partnership or by any Partner for the Partnership to be excluded from the application of any of the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws.

                            ARTICLE 7.

              POWERS, RIGHTS, AND DUTIES OF PARTNERS

7.1 Obligation of the General Partner. The General Partner shall conduct the business of the Partnership in accordance with this Agreement.

7.2  Authority of Limited Partners.  The Limited Partners as such
     (a) have no rights or powers in the management of the Partnership, (b) have no power to sign for or bind the Partnership, and (c) may not attempt to take part in the management of the business of the Partnership. The rights of the Limited Partners to consent to and approve of certain matters under the provisions of this Agreement shall not be construed as participation in the operation and management of the business of the Partnership or the exercise of control over the Partnership affairs.

7.3  Powers and Duties of the General Partner.

     (a) In General. Subject to the limitations set forth in this Agreement, the General Partner is responsible for the day-to-day management of Partnership operations and performing or overseeing the performance of all acts needed to carry on the Partnership business on a daily basis. Its responsibilities include, without limitation, oversight of the Partnership's operation and maintenance of Partnership property, management of Partnership operations, maintenance of financial and tax accounting records, preparation and filing of tax and securities laws reports, dissemination and receipt of communications with the Limited Partner, dissemination of distributions, and establishment and management of a reasonable cash reserve. The General Partner has the power and authority to execute, without the joinder of any other Partner, instruments evidencing matters approved of in accordance with the terms of this Agreement.

     (b) Powers of the General Partner. The General Partner shall have the right (except for those matters set forth in Section 7.4 hereof) and the duty to take any and all actions the General Partner deems necessary or advisable, in the General Partner's reasonable opinion, in order to carry out the purpose of the Partnership, and, without limitation:

          (i) to execute and to deliver, for and on behalf of the Partnership, any promissory notes, deeds of trust, mortgages, security agreements, financing statements, assignments of leases, "master leases", or other instruments required or advisable in connection with any permitted loans, mortgages, pledges or hypothecations, specifically including the Initial Loan Documents;

          (ii) to design and construct the Project and to develop and improve the Land or to cause the Project to be designed and constructed and the Land to be developed and improved;

          (iii)     to administer all matters pertaining to
                    insurance with respect to Partnership
                    property;

          (iv) to institute, prosecute and defend any legal or administrative actions or proceedings on behalf of or against the Partnership;

          (v) to operate and maintain, or cause to be operated and maintained the Project, or any part or parts thereof;

          (vi) to employ, terminate employment, supervise and compensate out of Partnership funds all Persons for and in connection with the business of the Partnership or the acquisition, improvement, operation, maintenance, management, leasing, financing, refinancing, sale, exchange, or other disposition of the Project, or any interest therein;

          (vii) to acquire, repair and replace such tangible and intangible personal property as may be necessary to carry on the business of the Partnership;

          (viii)    to negotiate and execute leases for
                    prospective tenants or other occupancy
                    agreements with prospective concessionaires in the Project;

          (ix) to collect all rentals and all other sums due to the Partnership and to enforce the obligations of tenants, concessionaires, and guests of the Project;

          (x) to negotiate and contract with all utility companies servicing the Project;

          (xi) to apply for and maintain all licenses and permits required to be obtained and maintained by the Partnership;

          (xii) to negotiate the amounts of all taxes, assessments, and other impositions applicable to Partnership Property with the proper authorities and, when appropriate, undertake any action or proceeding seeking to reduce such taxes, assessments or impositions;

          (xiii) to deposit all monies received by General Partner for or on behalf of the Partnership into such accounts as may be designated by the General Partner and to disburse and to pay all funds on deposit on behalf of the Partnership in such amounts and at such time as the same are required in connection with the ownership, construction, development, maintenance and operation of the Partnership;

          (xiv) to supervise and coordinate construction and architectural services, to engage in the leasing of rooms, apartments or other space in the Project, and to perform accounting and other functions normally performed by development partners;

          (xv) to take such actions (and promptly thereafter, send written notice to the Limited Partner) as it, in its reasonable judgment, deems necessary for the protection of life or health or the preservation of the assets of the Partnership, if, under the circumstances, any delay would materially increase the risk to life or health or the preservation of such assets; and

          (xvi) to take all actions, undertake such proceedings, exercise all rights and execute all documents not expressly described herein deemed necessary or advisable by the General Partner to perform any of the foregoing or any rights or obligations of the General Partner set forth elsewhere in this Agreement or to conduct or carry out the business of the Partnership.

     (c) Project Budget. The General Partner shall supervise the construction of the Project in accordance with the Plans and the Project Budget. During the Construction Period, the Limited Partner shall receive copies of all materials the Partnership is required to provide to the Initial Lender.

     (d) Decorator/Designer. The General Partner shall retain Carol Campbell as the decorator for the Project's clubhouse and model and Walter Von Rochsburg as the architect to design the signage and graphics for the Project. If the proposals submitted by either Carol Campbell or Walter Von Rochsburg are not consistent with the Plans and the Project Budget, the General Partner shall have the authority to remove either person and replace them with any person qualified to perform the required task.

     (e) Duties of General Partner. The General Partner shall manage and control the affairs of the Partnership to the best of its ability and conduct the operations contemplated hereby in a careful and prudent manner and in accordance with good industry practice. The General Partner in its capacity as such shall devote as much time to the performance of its duties under this Agreement as is necessary to carry on the affairs of the Partnership. Without limiting the foregoing, the General Partner shall diligently (i) conduct all operations of the Partnership in accordance with good business practices and in an efficient and economical manner, (ii) cause the Partnership to comply with all laws and regulations, including zoning and other governmental ordinances affecting the Partnership and the Project, (iii) cause the Partnership to comply with the terms and conditions of this Agreement, the Initial Loan Documents and all other agreements, contracts and obligations of the Partnership, (iv) use reasonable efforts to adhere to the Time Schedule for construction and completion of the Project set forth in Exhibit G, and (v) following the Purchase Price Computation Date but prior to the Purchase Settlement Date submit draw requests to the Initial Lender for all remaining amounts that could be drawn pursuant to the Initial Loan. The General Partner shall, at all times, act in a manner consistent with its fiduciary duties to the Partnership and the Limited Partner.

7.4  Restrictions on the Authority of the General Partner.

     (a)  The General Partner may not:

          (i) Acquire any property in exchange for interests in the Partnership;

          (ii) Commingle Partnership funds with those of any other Person or permit Partnership funds or assets to be employed in any manner except for the exclusive benefit of the Partnership;

          (iii) Permit any Person who makes a loan to the Partnership to acquire, as a result of making such loan, any direct or indirect interest in the profits, capital, or assets of the Partnership other than an interest as a secured creditor;

          (iv) Make, execute, or deliver any adjustment, compromise, or settlement of any claim against the Partnership other than in the ordinary course of business;

          (v) Except as required by the Initial Loan Documents or otherwise in the ordinary course of business, encumber or grant a lien on any Partnership property;

          (vi) Sell any general or limited partner interests in the Partnership, or add any Partner;

          (vii)     Do any act in contravention of this Agreement;

          (viii) Mortgage, pledge, hypothecate, for and on behalf of the Partnership, all or any part of the property of the Partnership, in order to secure any loans to the Partnership for the refinancing of the Initial Loan;

          (ix) Sell, transfer or convey the Project or any material part thereof or interest therein (divided or undivided) or sell, transfer or convey any other material assets of the Partnership;

          (x) Make any agreement of merger or consolidation of the Partnership or change or reorganize the Partnership into any other legal form;

          (xi) Possess Partnership property or assign the rights of the Partnership in any Partnership property for other than a Partnership purpose;

          (xii) Borrow money on behalf of the Partnership (except for the Initial Loan, the GP Loans and the LP Loans) or grant any mortgage or lien to secure any borrowing (except for the mortgages and liens securing the Initial Loan);

          (xiii) Amend in any material manner the terms of, renew or extend the Initial Loan or any document evidencing or securing the same;

          (xiv)     Settle any litigation by or against the
                    Partnership except for litigation arising in the ordinary course of business;

          (xv) Take any action which under federal tax law in effect as of the date of this Agreement would cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes;

     (b) Without the prior approval of the Initial Lender, the General Partner may not:

          (i) Amend any contract or agreement with an Affiliate which has previously been Approved by the Initial Lender or the Limited Partner or, or otherwise enter into or amend any contract or agreement that delegates to any other Person or entity discretionary authority over the management or operation of the Partnership;

          (ii) Confess a judgment in excess of $5,000 against the Partnership;

          (iii) Make any material or substantive changes to the scope or quality of the Project;

          (iv) Make changes to the Plans which alter the size, appearance, utility or value of the Project;

          (v) Except for the Construction Contract, the Management Agreement and any apartment lease with Executive Living that otherwise complies with the terms of the Management Agreement, enter into any contract with an Affiliate of the General Partner or The Grupe Company;

          (vi) Execute any changes in the Plans unless the amount of such change is less than $25,000 and all changes theretofore made are less than $100,000 in the aggregate;

          (vii) Make any material change to the insurance carried by the Partnership;

          (viii) Except as necessary to reflect changes in the Plans permitted to be made pursuant to Subsection 7.4(b)(vi) hereof, amend, modify, or terminate the Construction Contract or enter into any additional construction contract.

7.5 Reliance on Authority. In its dealings with the Partnership, a third party may rely on the authority of the General Partner to bind the Partnership without reviewing the provisions of this Agreement or confirming compliance with the provisions of this Agreement; however, as between the Partners and as between the General Partner and the Partnership, the authority of the General Partner to act on behalf of the Partnership shall be determined from the pertinent provisions of this Agreement.

7.6  Title to Partnership Assets.   Title to the properties and
     assets of the Partnership, whether real, personal, or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership, as an entity, and no Partner, individually or collectively, shall have any ownership interest in such properties or assets or any portion thereof.

7.7 Removal of General Partner. The Limited Partner may remove the General Partner for Cause. The term "Cause" is defined to mean: (a) a material breach resulting from an act of fraud or gross negligence by the General Partner of its obligations under this Agreement, (b) a material breach, not resulting from an act of fraud or gross negligence, by the General Partner of its obligations under this Agreement, which breach continues unremedied for a period of 30 days after any Limited Partner gives notice to the defaulting General Partner specifying the default, (c) the bankruptcy or insolvency of the General Partner, (d) the material breach resulting from an act of fraud or gross negligence by any Affiliate of the General Partner of a duty or obligation under a material, written contract or agreement with the Partnership, (e) the material breach, not resulting from an act of fraud or gross negligence, by any Affiliate of the General Partner of a duty or obligation under a material, written contract or agreement with the Partnership if within a period of 30 days after any Limited Partner gives notice to the General Partner and the defaulting Affiliate specifying the default, either the default has not either been cured or the contract or the agreement replaced with a substitute which does not otherwise adversely impact the Partnership, (f) the dissolution or cessation of business of the General Partner, or (g) the Completion Date does not occur on or before the Final Date. Nothing contained herein shall limit any other rights or remedies which are, at law, afforded to the Limited Partner.

7.8  Transfer of Interests.

     (a) Transfer. No Partnership Interest may be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Section 7.8. Any Transfer or purported Transfer of any Partnership Interest not made in accordance with this Section 7.8 is null and void. A Person who alleges to be a transferee of a Partnership Interest that was not Transferred in accordance with this Agreement has no right to require any information or account of the Partnership's transactions or to inspect the Partnership's books. The Partnership is entitled to treat the alleged transferor of a Partnership Interest as the absolute owner thereof in all respects and incurs no liability to any alleged transferee for distributions to the Partner owning such Partnership Interest of record or for allocations of Net Income, Net Losses, deductions or credits or for transmittal of reports and notices required to be given to holders of Partnership Interests.

     (b) Assignment. Any Partner may, upon prior written notice to the General Partner but without any consent required, assign to any Person or entity all or any part of (i) such Partner's right to distributions under Article 4 hereof, or (ii) any other economic right or benefit under this Agreement attributable to such Partner's Partnership Interest; provided, however, that notwithstanding any provision to the contrary contained in this Agreement or the Act, in no event may this Subsection 7.8(b) result in the Transfer of any voting rights or other non-economic attributes of the assigned interest. No assignee acquiring the economic rights and benefits of a Partner solely by reason of this Subsection 7.8(b) may exercise any rights of a Partner, and to the extent that any Partner assigns its Partnership Interest solely pursuant to this Subsection 7.8(b), it shall not cease to be a Partner.

     (c) Transfer by General Partner. The General Partner may not Transfer its Partnership Interest to any Person without the Approval of the Limited Partner.

     (d) Transfer by a Limited Partner. Except as otherwise provided in Subsection 7.8(b), a Limited Partner may not Transfer its Partnership Interest to any Person unless it has first obtained the Approval of the General Partner.

     (e) Substituted Limited Partner. An assignee or transferee (other than an existing Partner) of the Partnership Interest of a Limited Partner may be admitted as a substitute partner ("Substituted Partner") upon the receipt by the General Partner of an appropriate supplement to this Agreement pursuant to which such Substituted Partner agrees to be bound by all the terms and provisions of this Agreement. Unless the assignee is already a General Partner, any assignee of a Partnership Interest satisfying these requirements shall become and shall have only the rights and duties of a Limited Partner and the assigned Partnership Interest shall thereafter be a Limited Partner's Partnership Interest. The General Partner shall reflect the admission of a Substituted Partner and the withdrawal of the transferring Partner, if appropriate, by preparing a supplemental Exhibit, dated as of the date of such admission and withdrawal, and by filing it with the records of the Partnership. Any Substituted Partner shall, if required by the General Partner, prior to such admission, also execute any other documents requested by the General Partner, including, without limitation, an irrevocable power of attorney in form satisfactory to the General Partner appointing the General Partner as such Person's attorney-in-fact with full power to execute, swear to, acknowledge, and file all certificates and other instruments necessary to carry out the provisions of the Agreement, including, without limitation, such undertakings as the General Partner may require for the payment of all fees and costs necessary to effect any such Transfer and admission. Upon admission, such Substituted Partner shall be subject to all provisions of this Agreement in the place and stead of his assignor as if the Substituted Partner originally was a party to this Agreement.

     (f) General Partner Put Option. The Limited Partner hereby grants to the General Partner an option to require the Limited Partner to purchase the entire Partnership Interest of the General Partner at the greater of the Bonus Purchase Price or the Target Purchase Price (the "GP Put Option"). At any time on or before December 10, 1999, the General Partner may deliver to the Limited Partner a written notice (the "GP Put Notice") that the General Partner desires to exercise the GP Put Option. The GP Put Option shall expire if the GP Put Notice is not issued on or before December 10, 1999. The purchase price shall be determined and the transfer consummated in accordance with Subsection 7.8(h).

     (g)  Limited Partner Call Options.

          (i) The General Partner hereby grants to the Limited Partner or its designee an option to purchase the entire Partnership Interest of the General Partner (the "LP Call Option"). At any time after December 10, 1999, the Limited Partner or its designee may deliver to the General Partner a written notice (the "LP Call Notice") that the Limited Partner desires to exercise the LP Call Option at the greater of the Bonus Purchase Price or the Target Purchase Price. The purchase price shall be determined and the transfer consummated in accordance with Subsection 7.8(h).

          (ii) At any time prior to December 11, 1999, the Limited Partner or its designee may deliver to the General Partner a LP Call Notice that the Limited Partner desires to exercise the LP Call Option for a purchase price equal to the sum of the Investment Amount plus $721,059.

     (h)  Put/Call Procedures.

          (i) The GP Put Notice (A) shall set forth the Purchase Price Computation Date, which shall not be later than December 10, 1999, and (B) shall contain the General Partner's calculation of the GP Computed Expenses, the Purchase Price Expenses, and the Ancillary Income. The General Partner shall attach to the GP Put Notice all workpapers, schedules and other materials supporting or explaining the General Partner's calculation of the GP Computed Expenses, the Purchase Price Expenses, and the Ancillary Income.

          (ii) The LP Call Notice shall set forth the Purchase Price Computation Date, which, unless the LP Call Option is being exercised pursuant to Subsection 7.8(g)(ii), shall not be earlier than December 11, 1999. If the LP Call Option is being exercised pursuant to Subsection 7.8(g)(i), within ten days following receipt of the LP Call Notice, the General Partner shall submit to the Limited Partner the General Partner's calculation of the GP Computed Expenses, the Purchase Price Expenses, and the Ancillary Income. The General Partner shall attach to its submission all workpapers, schedules and other materials supporting or explaining the General Partner's calculation of the GP Computed Expenses, the Purchase Price Expenses and the Ancillary Income.

          (iii) During the ten day period following the Limited Partner's receipt of the General Partner's calculation of the GP Computed Expenses and the Ancillary Income, the parties shall endeavor to agree on the amount of the GP Computed Expenses and the Ancillary Income. If the parties are unable to agree on the amount of the GP Computed Expenses, the Purchase Price Expenses shall be presumed to be equal to $936,577 plus the Excess Real Estate Taxes. If the parties are unable to agree on the amount of the Ancillary Income, the Ancillary Income will be presumed to be equal to the sum of (A) $144 per unit/per year based on 95% occupancy, and (B) an annualized amount based on the preceding three month net effective garage rental per garage assuming 95% of the available garages are occupied.

          (iv) As soon as practicable following the Purchase Price Computation Date, the General Partner shall deliver to the Limited Partner a certified rent roll (as of the Purchase Price Computation Date) for apartments and garages and the General Partner's calculation of the greater of the Bonus Purchase Price or the Target Purchase Price. The Limited Partner shall have the right to audit the Partnership's records including the rent roll, leases and tenant files to verify the number of Qualified Tenants and Non-Defaulting Tenants. If the parties are unable to agree on the proper calculation of the Bonus Purchase Price of the Target Purchase Price, either party may submit the matter to arbitration pursuant to Section 10.10.

          (v) As soon as practicable following the determination of the appropriate purchase price, the Limited
               Partner shall deliver to the General Partner the LP Put/Call Closing Notice.

          (vi) The Limited Partner's obligations pursuant to this
               Section 7.8 shall be conditioned upon and subject to (A) delivery of an as built survey and a downdate endorsement, (B) the General Partner's certification that as of the Purchase Settlement Closing the units in the Project will be in substantially a rent ready condition and (C) the Limited Partner's right to walk the units to ensure that such units are in such condition.

          (vii) The Limited Partner shall pay the General Partner the appropriate purchase price in cash at the Purchase Settlement Closing to occur by the Purchase Settlement Date. After the Purchase Settlement Date, the General Partner will have no additional obligations under the Partnership Agreement or with respect to the Partnership, the Limited Partner or the Project. The Limited Partner will defend, indemnify, and hold the General Partner (and its Affiliates and agents) harmless from and against all claims, losses, costs, liabilities and expenses (including attorneys' fees) related to the Partnership or the Project which are attributable to actions, events or periods occurring after the Purchase Settlement Date.

7.9 Management of the Project. The operation, management and maintenance of the Project (other than the construction and development thereof) shall be conducted by a Manager (or, upon its resignation, termination or expiration of its Management Agreement without the same being renewed, or any other event which results in its no longer serving as the Manager, then by a successor Manager) pursuant to a management agreement between the Partnership and the Manager (each such management agreement being herein called the "Management Agreement").
     The form, terms, and provisions of the Management Agreement must be Approved by all Partners. The Manager and each successor Manager shall be selected and appointed by the General Partner. The initial Manager shall be Franklin Landings Management Company. All Partners hereby authorize the General Partner, on behalf of the Partnership, to enter into a Management Agreement with Manager in the form Approved by all Partners. The Limited Partner may elect to cause the Partnership to terminate the Management Agreement if the Partnership has the right to do so under the applicable Management Agreement.

7.10 Budgetary Approval Process.

     (a) The Project Budget is attached hereto as Exhibit F. The General Partner may freely reallocate to contingency any savings in any line item in the Project Budget. Subject to the terms of the Initial Loan, the General Partner may freely reallocate from contingency to any other line item in the Project Budget.

     (b) Beginning on the Leasing Commencement Date, the Project shall be operated pursuant to an approved Operating Budget. At least 45 days prior to the beginning of a Fiscal Year (or at least 45 days prior to the Leasing Commencement Date, as the case may be) in the case of the Operating Budget for such Fiscal Year, the General Partner shall submit the proposed Operating Budget to the Limited Partner.

7.11 Services By and Payments to the General Partner and Certain
     Affiliates Thereof.

     (a) No commissions shall be paid by the Partnership to the General Partner for leases heretofore or hereafter entered into by the Partnership.

     (b) The actual salaries, benefits, bonuses and burdens for any employees of the General Partner and/or its Affiliates actually and directly involved in the development, construction, marketing or leasing of the Project shall be payable as Total Project Costs, provided, that such Total Project Costs will not include the salaries of any employees of Contractor other than a superintendent, assistant superintendent and a job cost accountant.

7.12 Approvals and Consents. Whenever the approval, satisfaction or consent of a party hereto is required or requested, such approval, satisfaction or consent may be granted or withheld in such party's reasonable discretion unless expressly provided herein to the contrary. Any approval, satisfaction, or consent hereunder must be express and in writing duly executed and delivered by the party to be bound thereby, unless otherwise specified to the contrary in this Agreement. No Partner shall unreasonably delay its response to a request for approval, satisfaction or consent hereunder.

7.13 Notices and Meetings. Whenever any notice is required to be given to any Partner under the provisions of this Agreement, or under any provision of the Partnership Act, a waiver thereof, in writing, signed by the Person or Persons entitled to such notice, whether before or after the time stated therein, is equivalent to the giving of such notice. Except as provided in the next sentence, any action, vote, approval or consent required or permitted to be taken or made by any Partner pursuant to this Agreement may be taken or made only by the vote of such Partner at a duly called meeting thereof. Any action which could be taken at any meeting of the Partners may be taken without a meeting, without prior notice, and without a vote if a consent (or consents) in writing, setting forth the action so taken, is signed by all Persons entitled to vote with respect to the action that is the subject of the consent. Subject to the giving of the required notice (or a waiver executed in lieu thereof), the Partners may participate and hold a meeting by telephone conference or similar communications equipment by which all Persons participating in the meeting can hear each other, and participating in such a meeting constitutes the presence in Person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened or that proper notice of such business has not been given.

7.14 Compliance with Financing Documents. The Partnership and each Partner shall comply with each provision of the Initial Loan
     Documents applicable to it.

                             ARTICLE 8.

        CERTAIN COVENANTS AND REPRESENTATIONS OF PARTNERS

8.1 Information. In addition to the other rights specifically set forth in this Agreement, each Partner is entitled to all information to which that Partner is entitled to have access under the Partnership Act under the circumstances and subject to the conditions therein stated. No Person to whom a Transfer is purported to be made without compliance with this Agreement will be entitled to have access to any information about the Partnership.

8.2 Conflicts of Interest. Nothing in this Agreement will prevent or restrict a Partner or any of its Affiliates from engaging in or possessing interests in other business ventures of any and every type and description, independently or with others, including ones in direct competition with the Partnership. No such action will be deemed wrongful or improper under this Agreement and neither the Partnership nor any other Partner will have any right to participate therein.

                           ARTICLE 9.

            DISSOLUTION, LIQUIDATION, AND TERMINATION


9.1 Dissolution. The Partnership will dissolve upon the first to occur of the following events:

     (a) The 15th anniversary of the date of this Agreement (or such later date that the Partners may approve in writing);

     (b)  At the time as there is only one Partner;

     (c)  The dissolution by the written agreement of all Partners;

     (d) The sale or other disposition of the Project, unless such sale or other disposition involves any deferred payment of the consideration therefor, in which case the Partnership will not be dissolved until the last day of the calendar year during which the Partnership collects the full amount of the deferred payment or otherwise ceases to have any rights to collect the deferred payment as a result of the bankruptcy of the obligor or otherwise;

     (e) The entry of a decree of judicial dissolution under the Partnership Act; and

     (f) The occurrence of an Event of Withdrawal with respect to the General Partner unless the Limited Partner agrees in writing, within 90 days after the occurrence of the Event of Withdrawal, to continue the Partnership and to the appointment, effective as of the date of the Event of Withdrawal, of a new general partner if necessary or desired.

9.2 Interim Manager. If the Partnership is dissolved as a result of the General Partner's being a Bankrupt Partner, the Limited Partner may appoint an interim manager of the Partnership (the "Interim Manager"), who will have and may exercise only the rights, powers, and duties of a general partner necessary to preserve the Partnership assets, until (a) a new general partner, if any, is elected, if the Partnership is reconstituted or (b) the Liquidating Manager is appointed, if the Partnership is not reconstituted as permitted by Section
     9.1. The Interim Manager will not be liable as a general partner to the Partners.

9.3  Winding Up and Liquidation.

     (a) Winding Up. Upon the dissolution of the Partnership, if it is not reconstituted by the Partners as permitted in this Agreement, the Liquidating Manager will proceed to wind up the affairs and business of the Partnership. A reasonable time will be allowed for the orderly liquidation of the Partnership's assets under this
          Article 9 in order to minimize the risk of loss that might be attendant upon the a liquidation. In connection with the winding up, the Liquidating Manager will sell or otherwise dispose of the Partnership's assets; provided, however, that, without the written consent of the Limited Partner, except to the extent required to satisfy the debts and liabilities of the Partnership, the Liquidating Manager will not sell any of the assets of the Partnership. If such consent is not obtained, the assets of the Partnership, to the extent they need not be liquidated to satisfy the debts and liabilities of the Partnership, shall be distributed in kind to the Partners. Each Partner hereby consents to such in-kind distribution.

     (b)  Powers.  Until final distribution, the Liquidating
          Manager will continue to operate the Partnership properties with all of the power and authority of the General Partner.

     (c) Distributions in Liquidation. Liquidating distributions will be applied and distributed as follows:

          (i) to the repayment of debts and liabilities of the Partnership, including those owed to Partners; then

          (ii) to the establishment of the cash reserves as the Liquidating Manager deems appropriate for any contingent or unforeseen liabilities of the Partnership; provided, however, that at the expiration of the period as the Liquidating Manager deems advisable, the balance of the cash reserves will be distributed to the Partners in the manner hereinafter provided; and then

          (iii)     to the Partners in accordance with Article 4.

     (d)  In-Kind Distributions.  Except as contemplated by
          Subsection 9.3(a), no in-kind distributions will be made to the Partners without the Approval of all Partners.

9.4 Cost of Winding Up; Audit. The costs of winding up and liquidation will be borne by the Partnership. At the election of the Limited Partner, the Liquidating Manager will cause an independent auditor to prepare a complete and final certified audit of the books, records, and accounts of the Partnership and all adjustments between the Partners will be made upon the basis of the certified audit.

9.5 Termination of Interest. The distribution of cash or property to a Partner in accordance with the provisions of this Article constitutes a complete return to the Partner of its capital contributions and a complete distribution to the Partner in respect of its Partnership Interest and all the Partnership's property and constitutes a compromise to which all Partners have consented for purposes of the Partnership Act. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.

9.6 Subsequent Distributions. If at any time (whether before or after termination of the Partnership) any of the funds placed in reserve(s)under this Article are released because, in the opinion of the Liquidating Manager, the need for the reserve(s) has ended, the funds will be distributed in accordance with this Article.

9.7 Filing Certificate of Cancellation. Promptly after the distribution of assets under this Article (other than funds that are reserved under this Article), the General Partner (or the other Person or Persons as the Partnership Act may require or permit) will cause a Certificate of Cancellation to be filed with the Secretary of State of the State of Delaware, cancel any other filings made under Section 2.7, and take such other actions as may be necessary to terminate the Partnership.

9.8 Date of Termination. The Partnership will be terminated when all of its assets (other than those to be distributed in kind pursuant to this Agreement) have been converted into cash, all promissory notes or other evidences of indebtedness derived by the Partnership from the conversion of its assets (other than those to be distributed in kind pursuant to this Agreement) have been collected or otherwise converted into cash, and all the cash, together with any other cash held by the Partnership and the assets to be distributed in kind pursuant to this Agreement, has been applied and distributed in accordance with the provisions of this Article. The establishment of any cash reserves under this Article will not have the effect of extending the term of the Partnership, but any such cash reserves will be applied and distributed in the manner provided in the Section upon expiration of the period of the reserve.

9.9 Allocations in Year of Liquidation. It is the intent of the Partners that the allocations set forth in Article 5 will cause the positive balance of the Capital Account of each of the Partners to equal the distributions required under this Article to such Partner. Accordingly, if after giving hypothetical effect to the allocations set forth in Article 5 and all adjustments attributable to contributions and distributions of money and property effected prior to the distributions under Subsection 9.3(c)(iii), the positive Capital Account of each of the Partners is not equal to the distributions to be made to each Partner under this Article, Net Profit (or items thereof), Net Loss (or items thereof), and gross income will be allocated among the Partners so that the positive balance in each Partner's Capital Account, prior to the distributions under this Article, equals the amount of distributions to be received by the Partner under Subsection 9.3(c)(iii) in the order of priority set forth therein.


                           ARTICLE 10.

                          MISCELLANEOUS

10.1 Extent of Liability.

     (a) The General Partner shall be fully liable for any liability or loss incurred or suffered by the Partnership or any other Partner caused by any act or omission of the General Partner or any of the General Partner's Affiliates that: (i) constitutes bad faith, active and deliberate fraud, dishonesty, willful neglect, willful misconduct or gross negligence, (ii) is outside the scope of authority of the General Partner under this Agreement,
          (iii) results in the General Partner or any of its Affiliates actually and knowingly receiving an improper benefit in money, property, or services, (iv) is criminal if the General Partner had reasonable cause to believe that such act or omission was criminal, or (v) is a material breach of any of the obligations of the General Partner under this Agreement (other than the obligations to make a Capital Contribution).

     (b) The Limited Partner is not and will not be liable to the Partnership or any other Partner except for a breach by the Limited Partner of its obligations under this Agreement.

10.2 Indemnification by the Partnership.

     (a) Obligation. To the fullest extent permitted by law, the Partnership hereby agrees to indemnify, defend, and hold harmless each Partner and its Indemnified Affiliates from and against any and all claims, demands, actions, rights of action, losses, costs, expenses, and liabilities, including attorneys' fees and court costs (collectively, "Indemnifiable Costs"), that any of them may incur as a result of or in connection with anything done or omitted to be done by the Partner or its Indemnified Affiliates for or on behalf of the Partnership and in furtherance of its interests, SPECIFICALLY INCLUDING THE SOLE, PARTIAL, OR CONCURRENT NEGLIGENCE OF THE PARTNER OR INDEMNIFIED AFFILIATE, but excluding any such items incurred as a result of something for which the Partner or Indemnified Affiliate is liable under Section 10.1 hereof. In addition and to the extent not encompassed within the preceding sentence, the Partnership will indemnify the Limited Partner and its Indemnified Affiliates for Indemnifiable Costs that any of them may incur as a result of the Limited Partner's being deemed to have participated in the control of the Partnership's business as a result of exercising, or attempting to exercise, its rights and powers under this Agreement. On request by an Indemnified Person, the Partnership will advance to that Indemnified Person the expenses associated with the defense of any related action. Notwithstanding anything contained in this Subsection to the contrary, the Partnership's liability under the indemnification will be limited to the extent of the Partnership's assets, but the limitation will not affect any insurance coverage that may be available for the indemnification.

     (b) Insurance. The General Partner may cause the Partnership to purchase directors and officers liability or similar insurance for the benefit of the Partnership, each Partner, and each other Indemnified Person that insures them against any liability for which they are entitled to be indemnified hereunder.

10.3 Offset. If a Partner has any obligation to pay money to the Partnership at a time that the Partnership or the other Partner is required to make any payment or distribution to the obligated Partner, the Partnership may deduct the amount of the liability from its payment or distribution to the obligated Partner and the other Partner may fulfill its requirement to make a payment to the obligated Partner by paying the amount of the obligated Partner's liability to the Partnership instead of to the Partner. If a Partner has any obligation to pay money to the other Partner at a time that the other Partner is required to make any payment to the obligated Partner, the other Partner may deduct the amount of the liability from its payment to the obligated Partner.

10.4 Entire Agreement; Supersedure. This Agreement, including the Exhibits hereto, constitutes the entire agreement of the Partners relating to the internal affairs of the Partnership and supersedes all prior contracts or agreements with respect to the internal affairs of the Partnership, whether oral or written.

10.5 Governing Law. THIS AGREEMENT IS GOVERNED BY AND WILL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory provision of the Partnership Act, the applicable provision of the Partnership Act will control.

10.6 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts will be construed together and constitute the same instrument. In making proof of this Agreement, it will not be necessary to account for more than one counterpart executed by the Person against whom enforcement is sought.

10.7 Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

10.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, the provision will be fully severable; this Agreement will be construed and enforced as if the illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

10.9 Successors and Assigns. Each and every covenant, term, provision, and agreement herein contained will be binding upon each of the Partners and their respective heirs, legal representatives, successors, and assigns and will inure to the benefit of each of the Partners. Unless and until properly admitted as a Partner, no assignee will have any rights of a Partner beyond those provided by the Partnership Act to assignees or otherwise expressly provided herein to assignees.

10.10 Arbitration. Any controversy, claim, or dispute arising out of or relating to this Agreement, including any alleged breach or threatened breach of the provisions contained in this Agreement will, upon demand of a party to the controversy, claim, or dispute, be resolved by arbitration administered by the American Arbitration Association ("AAA") in accordance with the Commercial Arbitration Rules of the AAA and, to the maximum extent applicable, pursuant to the Federal Arbitration Act, 9 U.S.C. 1 et seq. An award rendered in any such proceeding shall be final, binding, and non-appealable, and judgment thereon may be entered in any court having competent jurisdiction. With respect to a controversy, claim, or dispute in which the claim or amount in controversy does not exceed $100,000, a single arbitrator will be impaneled, who will have authority to render a maximum award of $100,000, including all damages of any kind and costs, fees, interest, and the like. With respect to a controversy, claim, or dispute in which the claim or amount in controversy exceeds $100,000, the dispute will be decided by a majority vote of three arbitrators. Subject to the limitations contained in this Agreement, the arbitrators may grant any remedy or relief they deem just and equitable, including any provisional and injunctive remedies available at law (in which case the party receiving such relief may apply to the court of competent jurisdiction for enforcement of such provisional or injunctive order, without prejudice to the continued arbitration of the matter); provided, however, that the AAA may, upon the demand of any party to the controversy, claim, or dispute, administratively appoint a single "provisional relief" arbitrator on an expedited basis to consider any request for, and grant, such provisional or injunctive remedy. The arbitrators will resolve all disputes in accordance with the laws of the State of Delaware. The arbitrators will be knowledgeable in the subject matter of the dispute. The arbitrators will make specific, written findings of fact and conclusions of law. The arbitrators' findings of fact will be binding on all parties and will not be subject to further review.

              [THIS SPACE LEFT BLANK INTENTIONALLY]

     Executed on the date or dates indicated below, to be effective as of the day and year first written above.

                         GENERAL PARTNER:

                         ELK GROVE-LAKESIDE APARTMENTS, L.P., a
                         California limited partnership

                         By:  LSAC G.P. CORPORATION, a California
                              corporation, its general partner

                              By:
                              Name:
                              Title:
                              Date: February 27, 1998


                         LIMITED PARTNER:

                         WALDEN DEVELOPMENT CORPORATION, a
                         Delaware corporation

                         By:
                         Name:
                         Title:
                         Date: February 27, 1998

                        LIMITED JOINDER

     The Grupe Company hereby executes this Agreement for the limited purpose of agreeing to be bound by the provisions of
Section 3.10.


                         THE GRUPE COMPANY, a California
                         corporation

                         By:
                         Name:
                         Title:
                         Date: February 27, 1998

                               EXHIBIT A


Name of Partner
Address for Notices/Service
of Process
Sharing
Ratio
Capital
Contributions


Elk Grove-Lakeside
Apartments,
L.P.

3255 West March Lane
Stockton, California 95219
Attention: Nelson Bahler
Facsimile: 209-473-6187
51%
$875,851


Walden
Development
Corporation
One Lincoln Centre
5400 LBJ Freeway, LB 45
Suite 400
Dallas, Texas 75240
Attention: Charlie Geiss
Facsimile: 972-788-1550
49%
$   -0-

                            EXHIBIT B

                           THE PROJECT

                           EXHIBIT C

                    PLANS AND SPECIFICATIONS

                           EXHIBIT D

                     CONSTRUCTION CONTRACT

                           EXHIBIT E

                     INITIAL LOAN DOCUMENTS



     A.   Construction Loan Agreement.

     B.   Note payable to BankBoston, N.A. for $19,423,157.

     C.   Construction Deed of Trust with Assignment of Rents,
          Security Agreement and Fixture Filing.

     D.   Absolute Assignment of Leases and Rents.

     E.   Unconditional Guaranty of Payment and Performance
          (Company).

     F.   Unconditional Guaranty of Payment and Performance (WDOP).

     G.   Unconditional Guaranty of Payment and Performance (The
          Grupe Company).

     H.   Agreement Regarding Fees.

     I. Any other promissory notes, deeds of trust, mortgages, security agreements, financing statements, assignments of leases, or other instruments required or advisable in connection with any other Initial Loan Document.


                           EXHIBIT F

                         PROJECT BUDGET


                           EXHIBIT G

                         TIME SCHEDULE


Site work                     March 1998
Construction Start            April 1998
First Units Leased            October 1998
Last Units Completed          May 1999
Target 95% Leased             October 1, 1999













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